Amendment No. 8

to

ARTICLES OF INCORPORATION

Dated July 30, 1992

THESE Articles of Incorporation are amended as follows:

Delete Section (a) of Article IV and substitute in its place the following:

“(a) The Corporation is authorized to issue fifty billion (50,000,000,000) shares of common stock, par value $.0001 per share. Subject to the following paragraph, the authorized shares are classified as follows:

Class	Series	Authorized Number of Shares
Marshall Balanced Fund		1,000,000,000
Marshall Equity Income Fund		1,000,000,000
Marshall Government Income Fund		1,000,000,000
Marshall Intermediate Bond Fund		1,000,000,000
Marshall Mid-Cap Growth Fund		1,000,000,000
Marshall Money Market Fund	A Shares	5,000,000,000
Marshall Money Market Fund	B Shares	5,000,000,000
Marshall Short-Term Income Fund		1,000,000,000
Marshall Large-Cap Growth & Income Fund		1,000,000,000
Marshall Mid-Cap Value Fund		1,000,000,000
Marshall Short-Term Tax-Free Fund		1,000,000,000
Marshall Intermediate Tax-Free Fund		1,000,000,000
Marshall International Stock Fund		1,000,000,000
Marshall Small-Cap Growth Fund		1,000,000,000

The remaining 28,000,000,000 shares shall remain unclassified until action is taken by the Board of Directors pursuant to the following paragraph.”

The undersigned Secretary of Marshall Funds, Inc. certifies that the above stated amendment is a true and correct Amendment to the Articles of Incorporation, as adopted by the Directors of the Corporation as of the 28th day of April, 1997, in accordance with Section 180.1002 of the Wisconsin Business Corporation Law.

WITNESS the due execution hereof this 28th day of April, 1997.

/s/ Peter J. Germain
Peter J. Germain
Secretary

Prepared by:            C. Todd Gibson

Federated Administrative Services

Federated Investors Tower

Pittsburgh, PA 15222-3779